Exhibit 10a(1)

SUPPLEMENTAL EXECUTIVE RETIREMENT INCOME PLAN

FOR NON-REPRESENTED EMPLOYEES OF

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

AND ITS AFFILIATES

Effective as of December 1, 2009

SUPPLEMENTAL EXECUTIVE RETIREMENT INCOME PLAN

FOR NON-REPRESENTED EMPLOYEES OF

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

AND ITS AFFILIATES

Public Service Enterprise Group Incorporated had previously established two supplemental executive retirement plans for certain of its and its affiliates’ non-represented employees: the Limited Supplemental Benefits Plan for Certain Employees of Public Service Enterprise Group Incorporated and its Subsidiaries (the “Limited Plan”) and the Mid-Career Hire Supplemental Retirement Income Plan for Selected Employees of Public Service Enterprise Group Incorporated and its Affiliates (the “Mid-Career Plan”). These Plans were established for the purpose of assisting in attracting and retaining a stable pool of key managerial and professional talent and developing long-term key employee commitment by providing specified supplemental retirement income benefits for certain employees who participate in one of the Company’s qualified defined benefit retirement plans, the Pension Plan of Public Service Enterprise Group Incorporated (the “Pension Plan”) or the Cash Balance Pension Plan of Public Service Enterprise Group Incorporated (the “Cash Balance Plan”).

The Limited Plan and the Mid-Career Plan were each intended to constitute an unfunded plan of deferred compensation for a select group of management or highly compensated employees for purposes of Title 1 of ERISA. Effective as of December 1, 2009, the Limited Plan and the Mid-Career Plan (together, the “Prior Plans”) are being merged into a single plan, this Supplemental Executive Retirement Income Plan for Non-Represented Employees of Public Service Enterprise Group Incorporated and Its Affiliates. The merger of these plans is not intended to change the eligibility of or benefits payable to the participants in the Prior Plans.

Section 1. Definitions

When used herein, the words and phrases hereinafter defined shall have the following meanings unless a different meaning is clearly required by the context of this Plan:

1.1 “Affiliate” shall mean (a) any organization while it is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Company; or (b) any trades or businesses (whether or not incorporated) while they are under common control (as defined in Code Section 414(c), as modified by Code Section 415(h)) with the Company.

1.2 “Beneficiary” shall mean any person or persons selected by a Participant on a form provided by the Company who may become eligible to receive the benefits provided under this Plan in the event of such Participant’s death.

1.3 “Benefit Commencement Date” shall mean the date on which a Participant’s Supplemental Retirement Benefit shall commence or be paid under this Plan.

1.4 “Board” or “Board of Directors” shall mean the Board of Directors of Public Service Enterprise Group Incorporated.

1.5 “Cash Balance Plan” shall mean the Cash Balance Pension Plan of Public Service Enterprise Group Incorporated and each predecessor, successor or replacement plan.

1.6 “CEO” shall mean the Chief Executive Officer of Public Service Enterprise Group Incorporated. If Public Service Enterprise Group Incorporated shall have no designated Chief Executive Officer, “CEO” shall mean the President of Public Service Enterprise Group Incorporated.

1.7 “Change in Control” shall, for the purposes of the Subsection 11.2 of this Plan, mean the occurrence of any of the following events:

(i)	any “person” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended from time to time (the “Act”)) is or becomes the beneficial owner within the meaning of Rule 13d-3 under the Act (a “Beneficial Owner”), directly or indirectly, of the Company’s securities of (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities, excluding any person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii)	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on December 15, 1998, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on December 15, 1998 or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)

there is consummated a merger or consolidation of the Company or any direct or indirect wholly owned subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 75% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing subparagraphs (i), (ii), (iii) and (iv), a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

1.8 “Code” shall mean the Internal Revenue Code of 1986, as amended. A reference to a section of the Code` shall also refer to any regulations and other guidance issued under that section.

1.9 “Committee” or “Employee Benefits Committee” shall mean the Employee Benefits Committee of the Company.

1.10 “Company” shall mean Public Service Enterprise Group Incorporated and each Participating Affiliate.

1.11 “Compensation” with respect to any Participant shall mean the total remuneration paid for services rendered to the Company, determined without regard to the exclusion of any amounts pursuant to Subsection 1.10(a) of the Pension Plan or Subsection 1.1(m)(1) of the Cash Balance Plan, but excluding:

(a)	the Company’s cost for any public or private employee benefit plan other than elective contributions that are made by the Company on behalf of a Participant that are not includable in income under Section 125, 132(f), or 401(k) of the Code; and

(b)	all awards to the Participant under the Company’s Long-Term Incentive Compensation Plan.

For purposes of calculating the supplemental retirement benefit payable pursuant to Section 3 of this Plan to a Participant who is a participant in the Cash Balance Plan, Compensation shall include amounts paid in 2006 or later years under the SMICP, the MICP or the ER&T Program. Compensation for any such year shall not exceed 150 percent of the Participant’s annual base salary in effect as of January 1 of that year.

1.12 “Credited Service” shall mean the aggregate of all periods of employment with the Company, an Affiliate or former Affiliate and all periods of additional service credit granted to Participants listed on Schedule A by the Company for which a Participant will be given credit in computing his/her Supplemental Retirement Benefit.

1.13 “Employee” shall mean any individual in the employ of the Company or a Participating Affiliate who is not included within a unit of employees covered by a collective bargaining agreement and who is receiving remuneration for personal services rendered to the Company or Participating Affiliate other than (a) solely as a director of the Company or a Participating Affiliate, (b) as a consultant, (c) as an independent contractor, (d) an individual who is a “leased employee” within the meaning of Code section 414(n), or (e) any other individual engaged by the Company or Participating Affiliate in a relationship that the Company characterizes as other than an employment relationship or who has waived his/her rights to coverage as an employee (regardless of whether a determination is made by the Internal Revenue Service or other governmental agency or court after the individual is engaged to perform such services that the individual is an employee of the Company or Participating Affiliate for the purposes of the Code or otherwise).

1.14 “Employee Benefits Policy Committee” shall mean the Employee Benefits Policy Committee of the Company.

1.15 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended. A reference to a section of ERISA shall also refer to any regulations and other guidance issued under that section.

1.16 “ER&T Program” shall mean the PSEG Power LLC Incentive Compensation Program for PSEG Energy Resources & Trade LLC Employees and each predecessor, successor or replacement plan.

1.17 “Human Resources Department” shall mean the Human Resources Department of the Company’s subsidiary, PSEG Services Corporation.

1.18 “LTIP” shall mean the Public Service Enterprise Group Incorporated 2004 Long-Term Incentive Plan and each predecessor, successor or replacement plan.

1.19 “MICP” shall mean the Public Service Enterprise Group Incorporated Management Incentive Compensation Plan and each predecessor, successor or replacement plan.

1.20 “Normal Retirement Date” shall mean the first day of the month coinciding with or next following a Participant’s attainment of age 65. In the case of a Participant who is employed after attaining age 65, Normal Retirement Date shall mean the first day of the month coinciding with or next following the date on which the Participant’s Separation from Service occurs.

1.21 “Participant” shall mean any Employee or former Employee who meets the requirements of Subsections 2 or 5 of this Plan.

1.22 “Participating Affiliate” shall mean any Affiliate of the Company which (a) is the sponsor or a Participating Affiliate of the Pension Plan and/or the Cash Balance Plan; (b) adopts this Plan with the approval of the Board of Directors; (c) authorizes the Board of Directors and the Employee Benefits Committee to act for it in all matters arising under or with respect to this Plan; and (d) complies with such other terms and conditions relating to this Plan as may be imposed by the Board of Directors.

1.23 “Pension Plan” shall mean the Pension Plan of Public Service Enterprise Group Incorporated and each predecessor, successor or replacement plan.

1.24 “Pension Plan Retirement Benefit” shall mean the aggregate annual benefit payable to a Participant pursuant to the Pension Plan or the Cash Balance Plan, as the case may be, by reason of the Participant’s termination of employment with the Company and all Affiliates for any reason other than death.

1.25 “Pension Plan Surviving Spouse Benefit” shall mean the aggregate annual benefit payable to the Surviving Spouse of a Participant pursuant to the Pension Plan or the Cash Balance Plan, as the case may be, in the event of the death of the Participant at any time prior to commencement of payment of the Participant’s Pension Plan Retirement Benefit.

1.26 “Plan” shall mean this Supplemental Executive Retirement Income Plan for Non-Represented Employees of Public Service Enterprise Group Incorporated and Its Affiliates.

1.27 “Plan Year” shall mean the calendar year.

1.28 “Retirement” shall mean:

(a)	in the case of a Participant who is a participant in the Pension Plan, a Separation from Service either (1) after attaining age 65; or (2) following the date when the sum of the Participant’s age and credited service (as defined in the Pension Plan) equals or exceeds 80.

(b)	in the case of a Participant who is a participant in the Cash Balance Plan, a Separation from Service after either (1) attaining age 65; or (2) attaining age 55 and completing five or more years of credited service (as defined in the Cash Balance Plan).

1.29 “Reinstatement Plan” shall mean the Retirement Income Reinstatement Plan for Non-Represented Employees of Public Service Enterprise Group Incorporated and its Affiliates.

1.30 “Reinstatement Plan Retirement Benefit” shall mean the aggregate annual benefit payable to a Participant pursuant to the Reinstatement Plan for any reason other than death.

1.31 “Reinstatement Plan Surviving Spouse Benefit” shall mean the aggregate annual benefit payable to the Surviving Spouse of a Participant pursuant to the Reinstatement Plan in the event of the death of the Participant at any time prior to commencement of payment of his Reinstatement Plan Retirement Benefit.

1.32 “Retirement Plans” shall mean all qualified or nonqualified retirement benefits plans maintained by employers other than the Company or any of its Affiliates.

1.33 “SMICP” shall mean the Public Service Enterprise Group Incorporated Senior Management Incentive Compensation Plan and each predecessor, successor or replacement plan.

1.34 “Separation from Service” shall mean, subject to subsections (a) and (b), a Participant’s termination from employment with the Company and all Affiliates, whether by retirement or resignation from or discharge by the Company or an Affiliate.

(a)	A Separation from Service shall be deemed to have occurred if a Participant and the Company or any Affiliate reasonably anticipates, based on the facts and circumstances, that either:

(i)	the Participant will not provide any additional services for the Company or an Affiliate after a certain date; or

(ii)	the level of bona fide services performed by the Participant after a certain date will permanently decrease to no more than 50 percent of the average level of bona fide services performed by the Participant over the immediately preceding 36 months.

(b)	If a Participant is absent from employment due to military leave, sick leave or any other bona fide leave of absence authorized by the Company or an Affiliate and there is a reasonable expectation that the Participant will return to perform services for the Company or an Affiliate, a Separation from Service will not occur until the later of:

(i)	the first date immediately following the date that is six months after the date that the Participant was first absent from employment; or

(ii)	the date the Participant no longer retains a right to reemployment, to the extent the Participant retains a right to reemployment with the Company or any Affiliates under applicable law or by contract.

If a Participant fails to return to work upon the expiration of any military leave, sick leave or other bona fide leave of absence where such leave is for less than six months, the Separation from Service shall occur as of the date of the expiration of such leave.

1.35 “Specified Employee” shall mean any individual who is a key employee (as defined in Section 416(i) of the Code without regard to Section 416(i)(5)) of the Code) of the Company at any time during the 12-month period ending on each December 31 (the “identification date”). If an individual is a key employee as of an identification date, the individual shall be treated as a Specified Employee for the 12-month period beginning on the April 1 following the identification date. Notwithstanding the foregoing, an individual shall not be treated as a Specified Employee unless any stock of the Company or an Affiliate is publicly traded on an established securities market or otherwise.

1.36 “Supplemental Retirement Benefit” shall mean the benefit payable to a Participant pursuant to this Plan by reason of the Participant’s Separation from Service with the Company and all Affiliates for any reason other than death.

1.37 “Surviving Spouse” shall mean a person who is married to a Participant or is the domestic partner in a legally recognized same sex civil union under applicable state law of a Participant at the date of the Participant’s death.

1.38 “Supplemental Surviving Spouse Benefit” shall mean the benefit payable to a Surviving Spouse pursuant to this Plan.

1.39 “Voting Stock” shall mean the outstanding stock of a corporation entitled to vote in the election of the directors of that corporation

Section 2. Additional Service Credit Participants

2.1 Each Employee who is selected by the CEO to participate in this Plan and be granted extra service credit shall be listed in Schedule A. Upon selection for participation in the Plan, the CEO shall designate the number of years of additional Credited Service to which such Participant shall be entitled to be credited in calculating his/her Supplemental Retirement Benefit under Section 3 of this Plan. Schedule A shall include the name of each selected Participant and the number of years of additional Credited Service to which each such Participant shall be entitled to be credited.

Each Participant listed on Schedule A that incurs a Separation from Service after becoming vested in his benefits payable under the Pension Plan or the Cash Balance Plan shall be eligible to receive a Supplemental Retirement Benefit pursuant to Section 3 of this Plan. The Surviving Spouse of a Participant described in the preceding sentence who dies prior to commencement of payment of his Reinstatement Plan Retirement Benefit shall be eligible to receive a Supplemental Surviving Spouse Benefit pursuant to Section 4 of this Plan.

Section 3. Additional Service Credit Supplemental Retirement Benefit

3.1 The Additional Service Credit Supplemental Retirement Benefit payable to an eligible Participant under this section shall be equal to the excess of (a) over (b) where:

(a)	is the sum of the amount of Pension Plan Retirement Benefit and Reinstatement Plan Supplemental Retirement Benefit to which the Participant would have been entitled as of his/her Normal Retirement Date if such benefits were computed with the additional years of Credited Service provided for in Section 5 of this Plan; and

(b)	is the sum of the Pension Plan Retirement Benefit and Reinstatement Plan Retirement Benefit actually payable to the Participant or payable to a third party on the Participant’s behalf as of his/her Normal Retirement Date.

The amounts described in (a) and (b) shall be computed as of the date of Separation from Service of the Participant with the Company and all Affiliates in the form of a single life annuity payable over the lifetime of the Participant only commencing on his/her Normal Retirement Date.

This Additional Service Credit Supplemental Retirement Benefit shall be calculated as a single life annuity commencing on the Participant’s Normal Retirement Date. If payment of a Participant’s Additional Service Credit Supplemental Retirement Benefit commences or is paid before his/her Normal Retirement Date, the benefit amount calculated pursuant to this paragraph (a) shall be reduced for early commencement in accordance with the early retirement reduction factors applicable to calculation of the Participant’s benefit under the Pension Plan or Cash Balance Plan, as applicable.

3.2 The Additional Service Credit Supplemental Retirement Benefit payable to a Participant shall be paid as follows:

(a)	If the Participant’s Separation from Service occurs prior to Retirement, the present value of his/her Additional Service Credit Supplemental Retirement Benefit shall be paid in a single lump sum distribution.

(b)	Except as provided in Subsection 3.2(e), if the Participant’s Separation from Service occurs on or after his/her Retirement, the Participant may elect to receive his/her Additional Service Credit Supplemental Retirement Benefit in the form of a single life annuity or a joint and survivor annuity.

(i)	The single life annuity option is an annuity providing equal monthly payments for the lifetime of the Participant with no survivor benefits.

(ii)	The joint and survivor annuity option is a reduced monthly benefit payable to the Participant for life and to a surviving named Beneficiary for the lifetime of the Beneficiary in an amount equal to 50 percent, 75 percent, or 100 percent (as elected by the Participant) of the amount payable during the Participant’s lifetime.

(c)	A Participant may elect an annuity form of payment pursuant to paragraph (b) at any time before his Benefit Commencement Date, provided that any election shall also apply to any benefits payable to the Participant under the Reinstatement Plan and Section 5 of this Plan. If a Participant fails to make a timely election, his Additional Service Credit Supplemental Retirement Benefit shall be paid in the form of:

(i)	a single life annuity, if he/she is not married as of his Benefit Commencement Date; or

(ii)	a 50 percent joint and survivor annuity with his/her spouse as Beneficiary, if he/she is married as of his Benefit Commencement Date.

(d)	If a Participant elects a joint and survivor annuity, but his/her Beneficiary dies before the Participant’s Benefit Commencement Date, the Participant’s Additional Service Credit Supplemental Retirement Benefit shall be paid in the form of a single life annuity unless the Participant validly elects a new form of payment pursuant to this subsection.

(e)	Notwithstanding paragraphs (b), (c) and (d), if the Participant’s total vested benefit under this Plan, as presently valued at the time of commencement of the payment of such benefit, does not exceed $30,000, his/her benefit shall be paid in a single lump sum distribution.

3.3 Except as otherwise provided in this subsection, payment of a Participant’s Additional Service Credit Supplemental Retirement Benefit shall commence or shall be made as of the last day of the month in which the Participant’s Separation from Service occurs or as soon as administratively practicable after such date, but in no event later than the last day permitted under Section 409A of the Code for treating a delayed payment as having been made on such payment date.

If the Participant is a Specified Employee, payment of the Participant’s Additional Service Credit Supplemental Retirement Benefit shall commence or shall be made as of the last day of the month coinciding with or next following the six-month anniversary of the

Participant’s Separation from Service. In any case where the payment of benefits is delayed pursuant to this paragraph, the Participant’s Additional Service Credit Supplemental Retirement Benefit shall be calculated as of the last day of the month in which the Participant’s Separation from Service occurs. Any annuity payments to which the Participant would be entitled during the first six months after his/her Separation from Service shall be accumulated and paid to the Participant without interest as of the last day of the month coinciding with or next following the six-month anniversary of his Separation from Service. If the Participant’s Additional Service Credit Supplemental Retirement Benefit is payable in the form of a lump sum distribution, the benefit shall be increased with interest at the rate of the first segment rate as determined pursuant to Section 417(e)(3)(C) and (D) of the Code for the second month preceding the first day of the Plan Year in which the Separation from Service occurs.

Payment of the Participant’s benefit shall not be delayed or accelerated, except as provided in this subsection. If the Committee determines that a delay or acceleration of a Participant’s benefit complies with the requirements of Section 409A of the Code (including an acceleration to pay employment taxes), the Committee may either delay or accelerate the payment of the benefit in accordance with the terms of Section 409A of the Code as it deems advisable in its sole discretion. If any payment is delayed in accordance with this paragraph, the Plan shall pay such delayed payments without interest following the expiration of the delay.

3.4 An Additional Service Credit Supplemental Retirement Benefit which is payable in any form other than a single life annuity shall be the actuarial equivalent of the Additional Service Credit Supplemental Retirement Benefit set forth in Subsection 3.1 above as determined by the same actuarial adjustments as those specified in the Pension Plan or Cash Balance Plan, as applicable, with respect to determination of the amount of retirement benefits payable pursuant to the Pension Plan or Cash Balance Plan, as applicable, on the date for commencement of payment hereunder.

3.5 If a Participant earns a further Additional Service Credit Supplemental Retirement Benefit after a Separation from Service, any annuity benefits being paid to the Participant shall be increased to reflect such additional accruals as of the January 1 following the Plan Year in which such additional benefit accrues. If the Participant received a lump sum distribution of his/her Additional Service Credit Supplemental Retirement Benefit as of the earlier Separation from Service, the value of the additional accruals shall be paid to him/her in a lump sum distribution as of the January 1 following the Plan Year in which such additional benefit accrues.

Section 4. Additional Service Credit Supplemental Surviving Spouse Benefit

4.1 If a Participant dies prior to commencement of payment of his/her Pension Plan Retirement Benefit under circumstances in which a Pension Plan Surviving Spouse Benefit is payable to his/her Surviving Spouse, then an Additional Service Credit Supplemental Surviving Spouse Benefit shall be payable to his/her Surviving Spouse as hereinafter provided. This Additional Service Credit Supplemental Surviving Spouse Benefit shall be equal to the excess of (a) over (b) where:

(a)	is the sum of the amount of the Pension Plan Surviving Spouse Benefit and Reinstatement Plan Surviving Spouse Benefit to which the Surviving Spouse would have been entitled under the Pension Plan and the Reinstatement Plan, as applicable, as of the Participant’s Normal Retirement Date if such benefits were computed with the additional years of Credited Service provided for in Section 5; and

(b)	is the sum of the Pension Plan Surviving Spouse Benefit and Reinstatement Plan Surviving Spouse Benefit actually payable to the Surviving Spouse as of the Participant’s Normal Retirement Date.

The Additional Service Credit Supplemental Surviving Spouse Benefit shall be calculated as a single life annuity commencing on the Participant’s Normal Retirement Date. If payment of the Additional Service Credit Supplemental Surviving Spouse Benefit commences or is paid before the Participant’s Normal Retirement Date, the benefit amount calculated pursuant to this subsection shall be reduced for early commencement in accordance with the reduction factors applicable to calculation of a Pension Plan Surviving Spouse Benefit.

4.2 The Additional Service Credit Supplemental Surviving Spouse Benefit shall be paid as follows:

(a)	If the Participant’s death occurs prior to Retirement, the present value of the Additional Service Credit Supplemental Surviving Spouse Benefit shall be paid in a single lump sum distribution.

(b)	If the Participant’s death occurs on or after Retirement, the Additional Service Credit Supplemental Surviving Spouse Benefit shall be payable in monthly installments over the life of the Surviving Spouse. Notwithstanding the preceding sentence, if the present value of the total benefit payable to the Surviving Spouse under this Plan does not exceed $20,000, the benefit payable shall be made in a single lump sum distribution

4.3 Payment of the Additional Service Credit Supplemental Surviving Spouse Benefit shall commence or shall be made as of the last day of the month in which the Participant’s death occurs or as soon as administratively practicable after such date, but in no event later than the last day permitted under Section 409A of the Code for treating a delayed payment as having been made on such payment date.

Section 5. Additional Limited Benefits

5.1 Each Employee nominated by the CEO and designated by the Employee Benefits Policy Committee shall be a Schedule B Participant and shall be eligible to the benefits provided for in this Section 5. The CEO shall nominate such select and key Employees based upon such criteria as he shall deem appropriate due to the Employee’s responsibilities and opportunity to contribute substantially to the financial and operating objectives of the Company. The names of all Participants designated hereunder shall be listed in Schedule B to this Plan.

5.2. If a Schedule B Participant dies while in the active employment of the Company or an Affiliate, the Company shall provide a death benefit to such Participant’s Beneficiary in an amount equal to 150% of the annual rate of salary of the Participant in effect at the date of death, adjusted to the nearest $1,000. Payment shall be made in a lump sum as of the first day of the month following the Participant’s date of death or as soon as administratively practicable after such date, but in no event later than the last day permitted under Code Section 409A for treating a delayed payment as having been made on such payment date.

5.3 At Retirement, the Company shall provide each Schedule B Participant with an additional limited retirement benefit calculated as provided in this Section 5.

Notwithstanding any other provision of this Plan to the contrary, the benefit hereunder payable to Frederick W. Lark and Richard D. Quinn, III, each of whom commenced a phased retirement during 2008, shall be calculated as of December 31, 2008 and shall be paid commencing as of January 31, 2009.

5.4 The additional limited retirement benefit shall be calculated as follows:

(a)	Pension Plan Participants:

(i)	The Participant’s Compensation shall be multiplied by an amount equal to one one-hundredth of the sum of (x) the number of the Participant’s years of credited service under the Pension Plan at Retirement (including any additional years of age and service provided to the Participant in accordance with any employment, change in control, or similar arrangement applicable to the Participant so long as the Participant incurs a termination of service from the Company and its Affiliates during the two-year period commencing upon the date of a Change in Control), (y) the number of any additional years of service credit to which the Participant may be entitled from the Company under Section 2 of this Plan or any written arrangement with the Company or an Affiliate (excluding any written arrangement between the Company or an Affiliate and the Participant relating to a Change in Control), and (z) 30; but, in no event, shall the multiple be greater than 0.75.

(ii)

The amount determined under subparagraph (i) of this Subsection 5.4(a) shall be reduced by the sum of (x) the amount the Participant would be entitled to at Retirement as an annual pension benefit under the Pension Plan and Section 3 of this Plan calculated as a single life annuity payable at the Participant’s Normal Retirement Date (as defined under the Pension Plan) without reduction for any pre-retirement survivor’s option coverage or any reduction for early retirement, (y) 100% of the amount of the unreduced annual Social Security benefit to which the Participant would be entitled at age 65 (or such other age which may be established by the Social Security Administration from time to time as the earliest age at which a Participant may receive an unreduced benefit thereunder), assuming that the Participant has no earnings from the date of Retirement to age 65 (or such other applicable age), or, if greater, any disability benefit under Social Security to which the Participant may be entitled, and (z) the aggregate of the annual benefits to which the Participant is entitled under all Retirement Plans as of the date the Participant is employed by the Company or an Affiliate, such Social Security Benefits and benefits under all Retirement Plans to be calculated as single life annuities without any reductions, under rules, procedures and equivalents determined by the Committee. To determine the amounts referred to under (y) and (z) above, the Participant shall file a declaration of all such amounts with the Human Resources Department in such form as the Committee may require from time to time. No benefit shall be paid under the Plan until such a declaration, in satisfactory form, shall be so filed. If a Participant is granted a disability Social Security benefit, he/she shall notify the Company thereof within 30 days thereof, and the Participant’s retirement benefit under this section of the Plan shall be adjusted accordingly. The Company shall be entitled to rely on such statements in making payment, and if any such statement is incorrect or is not furnished, the Company shall be entitled to reimbursement from the Participant, the Beneficiary or their legal representatives for any overpayment and may reduce or suspend future payments to recover any such overpayment. In the event it is established to the satisfaction of the Committee, in its sole discretion, that any such statement was intentionally false or omitted, the Participant or Beneficiary shall be entitled to no further payments under this section of the Plan, and the Company shall be entitled to recover any payments made hereunder.

(b)	Cash Balance Plan Participants:

(i)

The Participant’s Compensation shall be multiplied by an amount equal to one one-hundredth of the sum of (x) the number of the Participant’s years of service under the Pension Plan with which such Participant would have been credited at Retirement had the Participant participated in the Pension Plan from his/her date of hire and including any additional years of age and service provided to the participant in accordance with any employment, change in control, or similar arrangement applicable to the Participant so long as the Participant incurs a termination of service from the

Company and its Affiliates during the two-year period commencing upon the date of a Change in Control, (y) the number of any additional years of service credit to which the Participant may be entitled from the Company under Section 3 of this Plan or any written arrangement with the Company or an Affiliate (excluding any written arrangement between the Company or an Affiliate relating to a Change in Control) and (z) 30; but, in no event, shall the multiple be greater than 0.75.

(ii)	The amount determined under subparagraph (i) of this Subsection 8.4(b) shall be reduced by the sum of (x) the amount the Participant would be entitled to at Retirement as an annual pension benefit under the Cash Balance Plan and Section 3 of this Plan calculated as a single life annuity payable at the Participant’s Normal Retirement Date (as defined under the Cash Balance Plan), (y) 100% of the amount of the unreduced annual Social Security benefit to which the Participant would be entitled at age 65 (or such other age which may be established by the Social Security Administration from time to time as the earliest age at which a Participant may receive an unreduced benefit thereunder), assuming that the Participant has no earnings from the date of Retirement to age 65 (or such other applicable age), or, if greater, any disability benefit under Social Security to which the Participant may be entitled, and (z) the aggregate of the annual benefits to which the Participant is entitled under all Retirement Plans as of the date the Participant is employed by the Company or an Affiliate, such Social Security Benefits and benefits under all Retirement Plans to be calculated as single life annuities without any reductions, under rules, procedures and equivalents determined by the Committee. To determine the amounts referred to under (y) and (z) above, the Participant shall file a declaration of all such amounts with the Human Resources Department in such form as the Committee may require from time to time. No benefit shall be paid under the Plan until such a declaration, in satisfactory form, shall be filed. If a Participant is granted a disability Social Security benefit, he shall notify the Company thereof within 30 days thereof, and the Participant’s retirement benefit under this Plan shall be adjusted accordingly. The Company shall be entitled to rely on such statements in making payment, and if any such statement is incorrect or is not furnished, the Company shall be entitled to reimbursement from the Participant, the Beneficiary or their legal representatives for any overpayment and may reduce or suspend future payments to recover any such overpayment. In the event it is established to the satisfaction of the Committee, in its sole discretion, that any such statement was intentionally false or omitted, the Participant or Beneficiary shall be entitled to no further payments under this section of the Plan, and the Company shall be entitled to recover any payments made hereunder.

(c)	The annual amount determined under this Subsection 5.4 shall be paid in the form of a life annuity; either a single life annuity or a joint and survivor annuity, as elected by the Participant.

(i)	The single life annuity option is an annuity providing equal monthly payments for the lifetime of the Participant with no survivor benefits.

(ii)	The joint and survivor annuity option is a reduced monthly benefit payable to the Participant for life and to a surviving named Beneficiary for the lifetime of the Beneficiary in an amount equal to 50%, 75%, or 100% (as elected by the Participant) of the amount payable during the Participant’s lifetime.

Notwithstanding the preceding provisions, if the present value of the Participant’s total vested benefit under this Plan does not exceed $30,000, his/her benefit shall be paid a single lump sum distribution.

(d)	A Participant may elect an annuity form of payment pursuant to paragraph (c) at any time before his Benefit Commencement Date. If a Participant fails to make a timely election, his/her retirement benefit shall be paid in the form of:

(i)	a single life annuity, if he/she is not married as of his/her benefit commencement date; or

(ii)	a 50 percent joint and survivor annuity with his/her spouse as Beneficiary, if he/she is married as of his benefit commencement date.

(e)	Except as otherwise provided in this paragraph (e), payment of a Participant’s additional limited retirement benefit shall commence or shall be made as of the last day of the month in which the Participant’s Retirement occurs or as soon as administratively practicable after such date, but in no event later than the last day permitted under Code Section 409A for treating a delayed payment as having been made on such payment date.

If the Participant is a Specified Employee, payment of the Participant’s additional limited retirement benefit shall commence or shall be made as of the last day of the month coinciding with or next following the six-month anniversary of the Participant’s Retirement date. In any case where the payment of benefits is delayed pursuant to this paragraph, the

Participant’s additional limited retirement benefit shall be calculated as of the last day of the month in which the Participant’s Retirement occurs. Any annuity payments to which the Participant would be entitled during the first six months after his Retirement shall be accumulated and paid to the Participant without interest as of the last day of the month coinciding with or next following the six-month anniversary of his Retirement. If the Participant’s additional limited retirement benefit is payable in the form of a lump sum distribution, the benefit shall be increased with interest at the first segment rate as determined pursuant to Code Section 417(e)(3)(C) and (D) for the second month preceding the first day of the Plan Year in which the Retirement occurs.

Payment of the Participant’s benefit shall not be delayed or accelerated, except as provided in this subsection. If the Committee determines that a delay or acceleration of a Participant’s benefit complies with the requirements of Code Section 409A (including an acceleration to pay employment taxes), the Committee may either delay or accelerate the payment of the benefit in accordance with the terms of Code Section 409A as it deems advisable in its sole discretion. If any payment is delayed in accordance with this paragraph, the Plan shall pay such delayed payments without interest following the expiration of the delay.

(f)	If a Participant earns an additional limited retirement benefit after a Retirement, any annuity benefits being paid to the Participant shall be increased to reflect such additional accruals as of the January 1 following the Plan Year in which such additional limited retirement benefit accrues. If the Participant received a lump sum distribution of his additional limited retirement benefit as of the earlier Retirement, the value of the additional accruals shall be paid to him in a lump sum distribution as of the January 1 following the Plan Year in which such additional benefit accrues.

Notwithstanding the foregoing, if a Participant named in Subsection 5.3 earns an additional retirement benefit after December 31, 2008, the additional accruals shall be payable as of the Participant’s Retirement as otherwise provided in this Section 5.

Section 6. Administration of the Plan

6.1 The Committee shall be the named fiduciary of this Plan responsible for the general operation and administration of this Plan and for carrying out the provisions thereof. The Committee shall have discretionary authority to construe the terms of this Plan and shall be the final arbiter of any question that may arise under this Plan.

6.2 The Committee shall adopt such rules and procedures as it deems necessary and advisable to administer this Plan and to transact its business. Subject to the other requirements of this Section 6, the Committee may—

(a)	employ agents to carry out non-fiduciary responsibilities;

(b)	employ agents to carry out fiduciary responsibilities (other than trustee responsibilities as defined in Section 405(c)(3) of ERISA);

(c)	consult with counsel, who may be counsel to the Company or an Affiliate; and

(d)	provide for the allocation of fiduciary responsibilities (other than trustee responsibilities as defined in Section 405(c)(3) of ERISA) among its members.

However, any action described in paragraphs (b) or (d) of this Subsection 6.2, and any modification or rescission of any such action, may be effected by the Committee only by a resolution approved by a majority of the Committee. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Committee with respect to this Plan.

6.3 The Committee shall keep written minutes of all its proceedings, which shall be open to inspection by the Board of Directors. In the case of any decision by the Committee with respect to a claim for benefits under this Plan, such Committee shall include in its minutes a brief explanation of the grounds upon which such decision was based.

6.4 In performing their duties, the members of the Committee shall act solely in the interest of the Participants in this Plan and their Beneficiaries and

(a)	for the exclusive purpose of providing benefits to Participants and their Beneficiaries;

(b)	with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of alike character and with like aims; and

(c)	in accordance with the documents and instruments governing this Plan insofar as such documents and instruments are consistent with the provisions of Title I of ERISA.

6.5 In addition to any other duties the Committee may have, the Committee shall review the performance of all persons to whom the Committee shall have delegated or allocated fiduciary duties pursuant to the provisions of this Section 6.

6.6 The Company agrees to indemnify and reimburse, to the fullest extent permitted by law, members of the Committee, directors and employees of the Company and its Affiliates, and all such former members, directors and employees, for any and all expenses, liabilities or losses arising out of any act or omission relating to the rendition of services for or the management and administration of this Plan.

6.7 No member of the Committee nor any delegate thereof shall be personally liable by virtue of any contract, agreement or other instrument made or executed by him/her or on his/her behalf in such capacity.

Section 7. Claims Procedure and Status Determination

7.1 Claims for benefits under this Plan and requests for a status determination shall be filed in writing with the Company.

7.2 In the case of a claim for benefits, written notice shall be given to the claiming Participant or Beneficiary of the disposition of such claim, setting forth specific reasons for any denial of such claim in whole or in part. If a claim is denied in whole or in part, the notice shall state that such Participant or Beneficiary may, within sixty days of the receipt of such denial, request in writing that the decision denying the claim be reviewed by the Committee and provide the Committee with information in support of his/her position by submitting such information in writing to the Secretary of the Committee.

7.3 The Committee shall review each claim for benefits which has been denied in whole or in part and for which such review has been requested and shall notify, in writing, the affected Participant or Beneficiary of its decision and the reasons therefor.

7.4 In the case of a request for status determination, written notice shall be given to the requesting person within a reasonable time setting forth specific reasons for the decision.

Section 8. Amendment or Termination

8.1 The Company reserves the right to amend or terminate this Plan when, in the sole opinion of the Company, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board or of the Employee Benefits Policy Committee and shall be effective as provided for in such resolution.

8.2 No amendment or termination of this Plan shall directly or indirectly deprive any current or former Participant, Beneficiary or Surviving Spouse of a previously acquired right unless such Participant or Beneficiary or legal representative shall consent to such change. Provided, further, however, that after a Change in Control, this Plan may not be terminated nor the benefit calculation reduced with respect to any Participant in the Plan on the date of such Change in Control unless such Participant or his/her Beneficiary or his/her legal representative shall consent to such change. No right to a death benefit under Subsection 5.2 of this Plan shall accrue until a Schedule B Participant’s death and no right to an additional limited retirement benefit under Subsection 5.3 of this Plan shall accrue until a Schedule B Participant’s Retirement.

8.3 In the event of a Plan termination, vested benefits hereunder shall be distributed in a single lump sum as soon as practicable after the date the Plan is terminated if such distribution is permitted because the Plan is terminated in accordance with the termination provisions of Section 409A of the Code and related regulations or, in other cases, at the earliest time otherwise permitted under the terms of the Plan in accordance with Section 409A of the Code and related regulations.

Section 9. General Provisions

9.1 This Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company or any Affiliate for payment of any benefits hereunder. No Participant, Beneficiary, Surviving Spouse or any other person shall have any interest in any particular assets of the Company or any Affiliate by reason of the right to receive a benefit under this Plan and any such Participant, Beneficiary, Surviving Spouse or other person shall have only the rights of a general unsecured creditor with respect to any rights under the Plan.

9.2 Except as otherwise expressly provided herein, all terms and conditions of the Pension Plan or the Cash Balance Plan, as the case may be, applicable to a Pension Plan Retirement Benefit or a Pension Plan Surviving Spouse Benefit shall also be applicable to a Supplemental Retirement Benefit or a Supplemental Surviving Spouse Benefits payable hereunder. Any Pension Plan Retirement Benefit or Pension Plan Surviving Spouse Benefit, or any other benefit payable under the Pension Plan or the Cash Balance Plan, as the case may be, shall be paid solely in accordance with the terms and conditions of the Pension Plan or the Cash Balance Plan, as the case may be, and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Pension Plan or the Cash Balance Plan, as the case may be.

9.3 Nothing contained in this Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company or any .Affiliate will be sufficient to pay any benefit hereunder.

9.4 No Participant or Surviving Spouse shall have any right to a benefit under this Plan except in accordance with the terms of this Plan. The payment of any death or survivorship benefit under this Plan shall be contingent upon such evidence of death as may be reasonably required by the Committee.

9.5 This Plan shall not constitute a contract for the continued employment of any Participant by the Company or any Affiliate. The Company and each Affiliate reserve the right to modify a Participant’s Compensation at any time and from time to time as it considers appropriate and to terminate any Participant’s employment for any reason at any time notwithstanding the Plan.

9.6 No interest of any person or entity in, or right to receive a benefit under, this Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind; nor any such interest or right to receive a benefits be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

9.7 This Plan shall be construed and administered under the laws of the United States and the State of New Jersey to the extent not superseded by Federal law. This Plan is specifically intended to comply with the provisions of the American Jobs Creation Act of 2004 (the “AJCA”) and Section 409A of the Code and it shall automatically incorporate all applicable restrictions of the AJCA, the Code and its related regulations, and the Company will amend the Plan to the extent necessary to comply with those requirements. The timing under which a Participant will have a right to receive any payment under this Plan will be deemed to be automatically modified, and a Participant’s rights under the Plan limited to conform to any requirements under, the AJCA or the Code.

9.8 Actuarial assumptions to determine the present value of any benefit hereunder shall be the same as used to determine the present value of benefits under the Pension Plan or the Cash Balance Plan, as the case may be.

9.9 If any person entitled to a benefit payment under this Plan is deemed by the Committee to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and this Plan therefor.

9.10 The Plan shall inure to the benefit of and be binding upon the Company, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Company’s assets or businesses or with or into or which the Company may be consolidated or merged.

9.11 Any notice to a Participant, a Beneficiary or any legal representative hereunder shall be given in writing, by personal delivery, overnight express service or by United States mail, postage prepaid, addressed to such person’s last known address. Any notice to the Company or the Committee hereunder (including the filing of beneficiary designations) shall be given by delivering it in person or by overnight express service, or depositing it in the United States mail, postage prepaid, to the Secretary of the Employee Benefits Committee, Public Service Enterprise Group Incorporated, 80 Park Plaza, T10B, P.O. Box 1171, Newark, New Jersey, 07101.

9.12 Each Participant shall keep the Company informed of his/her current address and the current address of his/her spouse. The Company shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Company within three (3) years after the date on which payment of the Participant’s Supplemental Retirement Benefit may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Company is unable to locate any Surviving Spouse of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant or Surviving Spouse or any other person and such benefit shall be irrevocably forfeited.

9.13 Failure by the Company or the Committee to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of any such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of any such right or power at any other time or times.

9.14 The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision of this Plan.

9.15 Notwithstanding any of the preceding provisions of this Plan, none of the Company, the Committee or any individual acting as an employee or agent of the Company or the Committee shall be liable to any Participant, former Participant, Surviving Spouse or any other person for any claim, loss, liability or expense incurred in connection with this Plan.

Section 10. Miscellaneous

10.1 As used herein, words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless otherwise required by the context. Any headings used herein are included for ease of reference only and are not to be construed so as to alter the terms hereof.